UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 23, 2013

Sagent Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-35144	98-0536317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 N. Roselle Road, Suite 700 Schaumburg, Illinois		60195
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 908-1600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 23, 2013, Sagent Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and its wholly owned subsidiary, Sagent Pharmaceuticals, Inc., a Wyoming corporation (“Sagent Wyoming”), entered into the Second Loan Modification Agreement (the “Second Modification Agreement”) to the Loan and Security Agreement, dated as of February 13, 2012, among the Company, Sagent Wyoming, and Silicon Valley Bank (as previously amended and modified, the “SVB Agreement”). The Second Modification Agreement makes certain amendments to the SVB Agreement, including: modifying the calculation methodology of the borrowing base that is used to determine the Company’s borrowing availability, while maximum availability remains $40.0 million; eliminating the covenant to maintain a specified level of free cash flow in quarters where the Company maintains eligible cash balances of $30.0 million or greater and modifying the covenant for the Adjusted Quick Ratio to be tested at the end of each month; and providing additional flexibility for the Company to make certain investments. The Second Modification Agreement did not amend the term of the SVB Agreement, the maximum availability under the SVB Agreement, or the interest rate applicable to amounts drawn under the SVB Agreement, which remain unchanged.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Second Loan Modification Agreement, dated September 23, 2013, by and among Sagent Pharmaceuticals, Inc., a Delaware corporation, Sagent Pharmaceuticals, Inc., a Wyoming corporation, and Silicon Valley Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAGENT PHARMACEUTICALS, INC.

Date: September 24, 2013		/S/ JONATHON M. SINGER
	Name:	Jonathon M. Singer
	Title:	Executive Vice President and Chief Financial Officer